KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
  EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (Dollars In Thousands Except Ratio Amounts)



                                                                                       Year Ended December 31,
                                                                          2005         2004         2003         2002         2001
                                                                      ------------ ------------ ------------ ------------ --------
Earnings:
    Pre-tax income from continuing operations before cumulative effect of a change in accounting principle and before adjustment for minority interest and equity earnings (including amortization of excess cost of equity investments) per
    statements of income..........................................    $  757,934   $  783,368   $  632,933   $  549,536   $ 394,333
Add:
    Fixed charges.................................................       293,963      215,642      188,483      184,678     179,708
Services..........................................................
    Amortization of capitalized interest..........................           808          589          447          329         201
    Distributed income of equity investees........................        63,098       65,248       83,000       77,735      68,832
Less:
    Interest capitalized from continuing operations...............        (9,830)      (6,378)      (5,310)      (5,778)     (3,134)
                                                                      -----------  -----------  -----------  -----------  ----------
    Income as adjusted............................................    $1,105,973   $1,058,469   $  899,553   $  806,500   $ 639,940
                                                                      ----------   ----------   ----------   ----------   ----------


Fixed charges:
    Interest and debt expense, net per statements of income
    (includes amortization of debt discount, premium, and debt
    issuance costs; excludes capitalized interest)................    $  278,188   $  202,550   $  188,087   $  184,057   $ 179,064
Add:
    Portion of rents representative of the interest factor........        15,775       13,092          396          621         644
                                                                      ----------   ----------   ----------   ----------   ----------
Services..........................................................
    Fixed charges.................................................    $  293,963   $  215,642   $  188,483   $  184,678   $ 179,708
                                                                      ----------   ----------   ----------   ----------   ----------


Ratio of earnings to fixed charges................................           3.76         4.91         4.77         4.37       3.56
                                                                     ============ ============ ============ ============ ===========